                                                                      EXHIBIT 11

                           THERMEDICS DETECTION INC.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

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                                      YEAR ENDED                    NINE MONTHS ENDED
                         ------------------------------------- ---------------------------
                         JANUARY 1,  DECEMBER 31, DECEMBER 30, SEPTEMBER 30, SEPTEMBER 28,
                            1994         1994         1995         1995          1996
                         ----------- ------------ ------------ ------------- -------------
COMPUTATION OF PRIMARY
 EARNINGS PER SHARE:
Net Income (Loss) (a)... $ 5,803,000 $ 6,380,000  $ 1,508,000   $ 1,593,000   $(1,063,000)
                         ----------- -----------  -----------   -----------   -----------
Shares:
 Weighted average shares
  outstanding...........  10,000,000  10,000,000   10,000,000    10,000,000    10,000,000
 Add: Shares issuable
     from assumed
     exercise of options
     and shares issued
     in private
     placements (as
     determined by the
     application of the
     treasury stock
     method)............      68,834      68,834       68,834        68,834        68,834
                         ----------- -----------  -----------   -----------   -----------
 Weighted averages
  shares, as adjusted
  (b)...................  10,068,834  10,068,834   10,068,834    10,068,834    10,068,834
                         ----------- -----------  -----------   -----------   -----------
Primary Earnings (Loss)
 per Share (a)/(b)...... $       .58 $       .63  $       .15   $       .16   $      (.11)
                         =========== ===========  ===========   ===========   ===========
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